Exhibit 2.2

FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”), dated as of June 24, 2022, is entered into by and among TGP Trading FZCO, a freezone company with limited liability organized in Dubai Airport Free Zone, Dubai, United Arab Emirates, with Registration No. DAFZA-FZCO-CF-729 (“Seller”), GP Global Limited, an offshore company with limited liability organized in Jebel Ali Free Zone, Dubai, United Arab Emirates, with Registration No. 133080 (the “Company”), and Global Consumer Acquisition Corp., a Delaware corporation (“Purchaser”). Capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller, the Company and Purchaser entered into that certain Stock Purchase Agreement, dated as of December 13, 2021 (the “Original Purchase Agreement”); and

WHEREAS, in accordance with Section 11.2(a) of the Original Purchase Agreement, Seller, the Company and Purchaser desire to amend the Original Purchase Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Amendment of Section 10.1(a) of the Original Purchase Agreement. Section 8.1(a) of the Original Purchase Agreement is hereby deleted and replaced in its entirety to read as follows:

“(a)    In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by September 11, 2022 (the “Outside Closing Date”) (provided that, if the SEC has cleared the Proxy Statement on or prior to September 11, 2022, the Outside Closing Date shall be automatically extended for 60 days after such clearance); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Purchaser, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Purchaser or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.”

2.             Representations and Warranties of Seller and the Company. Each of Seller and the Company hereby represents and warrants to Purchaser as of the date of this Amendment and as of the Closing Date as follows:

(a)                Seller has all requisite company power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Amendment and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

(b)                The Company has all requisite company power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment. This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions

(c)                 None of the execution, delivery or performance by Seller or the Company of this Amendment or the consummation by Seller or the Company of the transactions contemplated hereby does or will (i) contravene or conflict with any provision of the Company Corporate Documents or the organizational or constitutive documents of Seller or any other member of the Company Group, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller or any member of the Company Group or to any of their respective properties, rights or assets, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or any member of the Company Group or to a loss of any material benefit to which Seller or any member of the Company Group is entitled, in the case of each of clauses (A) – (D), under any provision of any Permit, Contract or other instrument or obligations binding upon Seller or any member of the Company Group or any of their respective properties, rights or assets, (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of Seller’s or Company Group’s properties, rights or assets, (v) require any consent, approval or waiver from any Person pursuant to any provision of the Company Corporate Documents or the organizational or constitutive documents of Seller or any other member of the Company Group, or (vi) result in the imposition of any Lien upon the Company Shares (other than restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws).

3.             Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and the Company as of the date of this Amendment and as of the Closing Date as follows:

(a)                Purchaser has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby (other than, in the case of the Acquisition, the receipt of the Purchaser Stockholder Approval). The execution and delivery by Purchaser of this Amendment and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize this Amendment or to consummate the transactions contemplated hereby (other than, in the case of the Acquisition, the receipt of the Purchaser Stockholder Approval). This Amendment has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b)                The execution, delivery and performance by Purchaser of this Amendment or the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon Purchaser.

4.             No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5.             Miscellaneous.

(a)                Entire Agreement. The Original Purchase Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b)                Ratification. This Amendment shall form a part of the Original Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Original Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Original Purchase Agreement shall mean and be a reference to the Original Purchase Agreement as amended by this Amendment. Except as amended hereby, the terms and provisions of the Original Purchase Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c)                Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d)                Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

(e)                Incorporation by Reference. The provisions of Article XI of the Original Purchase Agreement, as modified by this Amendment, are hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

PURCHASER:

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Rohan Ajila
Name: Rohan Ajila
Title: Chief Executive Officer

SELLER:

TGP TRADING FZCO

By:	/s/ Gautham Pai
Name: Gautham Pai
Title: Director and Authorized Signatory

COMPANY:

GP GLOBAL LIMITED

By:	/s/ Gautham Pai
Name: Gautham Pai
Title: Director

[Signature Page to First Amendment to Stock Purchase Agreement]